Exhibit (a)(1)(C)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR

MIND AND YOU DO NOT WANT TO TENDER YOUR ELIGIBLE OPTIONS

METROLOGIC INSTRUMENTS, INC.

OFFER TO PURCHASE FROM ELIGIBLE

EMPLOYEES ALL OUTSTANDING ELIGIBLE OPTIONS

TO PURCHASE COMMON STOCK FOR CASH

WITHDRAWAL FORM

You previously received (1) a copy of the Offer to Purchase from Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash (referred to as the offer to purchase); (2) the letter from C. Harry Knowles, dated November 21, 2006; (3) an election form; and (4) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT Metrologic’s offer to purchase all of your Eligible Options in exchange for a cash payment. You should submit this form only if you now wish to change that election and REJECT Metrologic’s offer to purchase your Eligible Options.

To withdraw your election to tender all of your Eligible Options, you must sign, date, and deliver this withdrawal form by facsimile to Jacqueline Snider in the Legal Department, at fax number (856) 374-5520 or hand deliver it to Jacqueline Snider in the Legal Department at Metrologic Instruments, Inc., 90 Coles Road, Blackwood, NJ 08012-4683 by 9:00 p.m., Eastern Time, on December 19, 2006, or such later date if the offer is extended.

You should note that if you withdraw your acceptance of the offer, you will not receive any cash payment for the withdrawn Eligible Options. You will keep all of the Eligible Options that you withdraw. These Eligible Options will continue to be governed by the stock option plans under which they were granted, and by the existing option agreements between you and Metrologic. Such Eligible Options will also be subject to adjustment following the merger of Metrologic with and into Meteor Merger Corporation as described further in the offer to purchase.

You may change this withdrawal, and again elect to tender all Eligible Options in exchange for a cash payment, by submitting a new election form to Jacqueline Snider in the Legal Department, by 9:00 p.m., Eastern Time, on December 19, 2006, or such later date if the offer is extended.

Please check the appropriate box:

☐	I wish to withdraw my election to tender my Eligible Options and instead REJECT the offer to purchase my Eligible Options. I do not wish to tender any Eligible Options and I will not receive any cash payment from Metrologic for my Eligible Options.

Please sign this withdrawal form and print your name exactly as it appears on the election form that you previously signed and submitted to Metrologic.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address

RETURN TO JACQUELINE SNIDER IN THE LEGAL DEPARTMENT NO LATER THAN 9:00 P.M., EASTERN TIME, ON DECEMBER 19, 2006, OR SUCH LATER DATE IF THE OFFER IS EXTENDED, BY FACSIMILE AT (856) 374-5520 OR BY HAND DELIVERY TO JACQUELINE SNIDER IN THE LEGAL DEPARTMENT, METROLOGIC INSTRUMENTS, INC., 90 COLES ROAD, BLACKWOOD, NJ 08012-4683.

METROLOGIC INSTRUMENTS, INC.

OFFER TO PURCHASE FROM ELIGIBLE

EMPLOYEES ALL OUTSTANDING ELIGIBLE OPTIONS

TO PURCHASE COMMON STOCK FOR CASH

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Withdrawal Form.

A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by Jacqueline Snider in the Legal Department, at fax number (856) 374-5520 or by hand delivery to Jacqueline Snider in the Legal Department, Metrologic Instruments, Inc., 90 Coles Road, Blackwood, NJ 08012-4683 on or before 9:00 p.m., Eastern Time, on December 19, 2006, or such later date if the offer is extended (referred to as the expiration date). If Metrologic extends the offer, this withdrawal form must be received by Jacqueline Snider in the Legal Department by the date and time of the extended expiration of the offer. In addition, although Metrologic currently intends to accept your validly tendered Eligible Options promptly after the expiration of the offer, if we have not accepted your Eligible Options by January 19, 2007, you may withdraw your tendered Eligible Options at any time thereafter.

The delivery of all required documents, including withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by Metrologic. You may fax the completed form to Jacqueline Snider in the Legal Department, at fax number (856) 374-5520 or hand deliver it to Jacqueline Snider in the Legal Department, Metrologic Instruments, Inc., 90 Coles Road, Blackwood, NJ 08012-4683. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your withdrawal form has been received by December 19, 2006, or such later date if the offer is extended. Only responses that are completed, signed and actually received by Jacqueline Snider in the Legal Department by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail or other post and Federal Express are not permitted.

Although by submitting a withdrawal form you have withdrawn all of your previously tendered Eligible Options from the offer, you may change your mind and re-elect to tender all of the withdrawn Eligible Options until the expiration of the offer. You should note that you may not rescind any withdrawal and any Eligible Options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to tender those Eligible Options before the expiration date. New elections to tender Eligible Options may be made at any time before the expiration date. If Metrologic extends the offer beyond that time, you may re-tender your Eligible Options at any time until the extended expiration of the offer. To re-elect to tender the withdrawn Eligible Options, you must deliver a later dated and signed election form with the required information by facsimile to Jacqueline Snider in the Legal Department, at fax number (856) 374-5520 or by hand delivery to Jacqueline Snider in the Legal Department, Metrologic Instruments, Inc., 90 Coles Road, Blackwood, NJ 08012-4683, while you still have the right to participate in the offer. Your Eligible Options will not be properly tendered for purposes of the offer unless the withdrawn Eligible Options are properly re-tendered before the expiration date by delivery of the new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed, and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your Eligible Options.

2. Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Metrologic of the authority of that person so to act must be submitted with this withdrawal form.

3. Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4. Requests for Assistance or Additional Copies.

Any questions may be directed to Jacqueline Snider in the Legal Department at (856) 228-8100. Any requests for additional copies of the offer to purchase, the election form or this withdrawal form may be directed to Jacqueline Snider in the Legal Department at (856) 228-8100. Copies will be furnished promptly at Metrologic’s expense.

5. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered Eligible Options. No withdrawal of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: If you would like to withdraw your prior acceptance of the offer, the withdrawal form (or a facsimile copy of it) together with all other required documents must be received by Jacqueline Snider in the Legal Department, by fax (fax number (856) 374-5520), or by hand delivery to Jacqueline Snider in the Legal Department at Metrologic Instruments, Inc., 90 Coles Road, Blackwood, NJ 08012-4683, on or before 9:00 p.m., Eastern Time, on December 19, 2006, or such later date if the offer is extended.

6. Additional Documents to Read.

You should be sure to read the offer to purchase, all documents referenced therein, and the letter from C. Harry Knowles, dated November 21, 2006, before making any decisions regarding participation in, or withdrawal from, the offer.

7. Important Tax Information.

You should refer to Section 14 of the offer to purchase, which contains important federal income tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

If you are a Singapore or China resident, you should refer to Appendix A and B, respectively, of the offer to purchase for additional information regarding Singapore and China issues related to the offer.

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